Exhibit 99.1

                     Callaway Golf Launches Search for CEO

    CARLSBAD, Calif.--(BUSINESS WIRE)--Dec. 15, 2004--Callaway Golf Company (NYSE:ELY) today announced it is beginning the search process for a Chief Executive Officer to whom current CEO William C. Baker can ultimately turn over management responsibilities. Mr. Baker, who was appointed to the CEO position on August 2, 2004, will lead the search. Mr. Baker also serves as Chairman of the Board and has been a director of Callaway Golf since 1994. At the time of his appointment to the CEO position in August, no specific term of office was announced by the Board. Instead, Mr. Baker agreed to assume the leadership role for such period of time as he and the Board deemed appropriate.
    Upon his appointment, Mr. Baker, 71, immediately began a review and revision of Callaway Golf's product offerings and launch dates for 2005 and engaged in a complete business review, including strategic initiatives and succession planning. As a result of these efforts, the Board has determined this is the appropriate time to commence a formal search for Mr. Baker's successor.
    Mr. Baker stated, "As the current CEO, one of my most important responsibilities is the identification and training of my successor. With the overall review of the Company's business and strategic plans well underway, I believe that now is the time to begin this search. An important task like this cannot be rushed and must be coordinated with the findings of our overall business review. We believe strongly in the Callaway Golf family of brands and look forward to emerging from this transition period a stronger, more focused Company."
    Callaway Golf Company makes and sells Big Bertha(R) Woods, Hybrids and Irons, including ERC(R) Fusion(R) Drivers and Fairway Woods, Great Big Bertha(R) II Titanium Drivers and Fairway Woods, Great Big Bertha II 415 Titanium Drivers, Big Bertha Titanium Drivers and Big Bertha Stainless Steel Fairway Woods, Big Bertha Heavenwood(R) Hybrids, Big Bertha Fusion Irons, Hawk Eye(R) VFT(R) Tungsten Injected(TM) Titanium Irons, Big Bertha Stainless Steel Irons, Steelhead(R) X-16(R) and Steelhead X-16 Pro Series Stainless Steel Irons, the Game Enjoyment System(TM) of GES(TM) Golf Clubs, Callaway Golf Forged+ Wedges and Callaway Golf Forged Wedges, and Callaway Golf Tour Blue(TM) Putters. Callaway Golf Company also makes and sells Odyssey(R) Putters, including White Steel(TM), White Hot(R), TriHot(R), DFX(R), Dual Force(R) and 2-Ball Putters. Callaway Golf Company makes and sells the Callaway Golf(R) HX(R) Tour Balls, HX Blue and HX Red Balls, Big Bertha(TM) Blue and Big Bertha Red Balls, and the Warbird(R) Balls. Callaway Golf also owns and operates The Top-Flite Golf Company, a wholly owned subsidiary that includes the Top-Flite(R) and Ben Hogan(R) brands and Bettinardi Putters. The Trade In! Trade Up!(TM) program is owned and operated by Callaway Golf Company. For more information about Callaway Golf Company, please visit our websites at www.callawaygolf.com, www.topflite.com, www.odysseygolf.com and www.tradeintradeup.com.

    CONTACT: Callaway Golf Company
             Larry Dorman/Steve McCracken, 760-931-1771